Exhibit 99.2


                              JOINT FIDELITY BOND

         RESOLVED, that the Board has determined that the participation by the Fund with the Advisor and other funds, series or accounts managed by the Advisor and its affiliates in the joint fidelity bond which provides for the equitable sharing of recoveries, including payment of any reserve premiums, a summary of which is presented to the Board at this meeting, is in the best interests of the Fund; and further

         RESOLVED, that in accordance with Rule 17g-1(h) under the Investment Company Act of 1940, as amended, the Secretary of the Fund is hereby designated as the officer of the Fund who is authorized and directed to make the required filing with the Securities and Exchange Commission and to give the notices required by Rule 17g-1(g); and further

         RESOLVED, that the proper officers of the Fund be, and they hereby are, authorized and directed at all times to take all actions necessary to assure compliance with these resolutions and said Rule 17g-1.